    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: DECEMBER 16, 1997
                        (DATE OF EARLIEST EVENT REPORTED)

                             LEGEND PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                              1-9885                 36-3465359
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NO.)        (IRS EMPLOYER
OF INCORPORATION)                                           IDENTIFICATION NO.)


               13662 OFFICE PLACE, SUITE 201, WOODBRIDGE, VA 22192
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                 (703) 680-2226
               (REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE)



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ITEM 5.  OTHER EVENTS

On December 16, 1997, Legend Properties, Inc. ("Legend") announced that the settlement has become effective in the shareholder lawsuit arising out of the merger between RGI U.S. Holdings, Inc. and Banyan Mortgage Investment Fund (now known as Legend Properties, Inc.) The settlement was approved on November 12, 1997 (reported in 8-K filing dated November 17, 1997) by the Chancery Court in Delaware and became effective with the expiration of the 30 day appeal period. It provides for a full and complete release of any and all claims which may challenge or question the validity of the vote on the merger.

Additionally, Legend announced on January 5, 1998, the company has closed its sale of Laguna Seca Ranch, a proposed residential development site in Monterey, California, for $12.8 million. The sale is expected to result in a gain of approximately $4 million for financial reporting purposes. The actual gain recognized may differ based upon any adjustments to the allocation of the purchase price to the net assets acquired. A copy of the press release issued by Legend on January 5, 1998 is included as Exhibit 99.1 hereto and incorporated by reference herein.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Exhibits

         99.1 Press Release of the Registrant dated January 5, 1998.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 16, 1998




                             LEGEND PROPERTIES, INC.
                                  (Registrant)


                      By:  /s/ EDWARD F. PODBOY
                         ---------------------------------
                               Edward F. Podboy
                       President, Chief Executive Officer